Exhibit 99.1

Weight Watchers Appoints Stephen Bye as Chief Executive Officer

Seasoned CEO Brings Track Record of Business Transformation, Consumer Subscription Growth and Significant Value Creation

NEW YORK, September 9, 2026 — WW International, Inc. (NASDAQ: WW) (“Weight Watchers” or the “Company”), the global leader in science-backed weight management, announced today that it has appointed Stephen Bye as its President and Chief Executive Officer and a member of the Company’s Board of Directors. Bye’s appointment will become effective this fall. He most recently served as President and Chief Executive Officer of Ookla, a global connectivity intelligence company whose industry leading brands include Speedtest, Downdetector, RootMetrics and Ekahau. During his tenure, Bye transformed and scaled this business, significantly growing the company’s subscription revenue while improving operational efficiency and profitability. He also led the successful integration of multiple acquisitions.

“We are thrilled to welcome Stephen as the CEO of Weight Watchers,” said Gene Davis, Chairman of the Weight Watchers Board of Directors. “He is a proven chief executive and operations expert with a track record of growing subscription businesses, strengthening consumer offerings and creating significant shareholder value. At Ookla, he redesigned and rebuilt the subscription business, sharpened the company’s product line and go-to-market strategy and drove meaningful growth, significantly increasing the company’s enterprise value during his tenure. That combination of consumer focus, operational discipline and technological expertise makes him exceptionally well suited to lead Weight Watchers through its next phase of growth.”

Nikolaj Sjoqvist, Chair of the Board’s Nominating and Corporate Governance Committee, said, “The Board approached this search with a clear and disciplined set of criteria for the leader we believe Weight Watchers needs at this stage of its evolution. We prioritized proven CEO leadership, deep experience in consumer subscription and product businesses, a track record of leading businesses through periods of significant change, and a demonstrated ability to drive profitable growth and create long-term shareholder value. Following an extensive search conducted by the full Board, Stephen emerged as the clear choice across each of these priorities and has the unanimous support of the Board.”

As Weight Watchers continues to build an integrated weight health platform for the GLP-1 era, Bye brings more than 30 years of leadership experience and a proven track record of scaling consumer businesses at the intersection of technology and changing consumer needs.

“Weight Watchers is at an important moment, with the strength of an iconic brand, a growing clinical business and significant potential to reshape how it serves consumers. What excites me most is the opportunity to bring together Weight Watchers’ proven behavioral approach, clinical care and access to GLP-1 medications with technology and an increased focus on data-driven results to create a truly integrated and personalized weight health experience,” said Bye. “I look forward to working with the Board and the entire Weight Watchers team to build on the progress underway, strengthen the business and help more people live healthier, longer lives.”

A veteran of the consumer subscription business, Bye has spent more than three decades leading companies through periods of significant industry disruption, evolving consumer expectations and technological change. Prior to his role at Ookla, he held senior leadership roles across some of the world’s largest communications and technology businesses. He served as Executive Vice President and Chief Commercial Officer of DISH Network’s wireless business, where he helped lead the development and commercialization of the company’s next-generation wireless network. He previously served as CEO of Connectivity Wireless, President of C Spire and Chief Technology Officer of Sprint, where he oversaw the deployment and evolution of the company’s nationwide network. Earlier in his career, he held leadership positions at Cox Communications, AT&T, BellSouth International, Optus Communications and Telstra.

About Weight Watchers

Weight Watchers is the global leader in science-backed weight management, offering an integrated support system built for the GLP-1 era that combines scientific expertise, medication, cutting-edge technology, and human connection. With more than 60 years of experience, Weight Watchers is the most studied commercial weight management program in the world, delivered through its No. 1 U.S. doctor-recommended weight-loss program. Its holistic, personalized approach also includes U.S.-based clinical interventions and access to GLP-1 medications when clinically appropriate, and a global network of coaches and community support. Since 1963, the company has led with science to deliver its members the personalized support they need to reach and sustain their goals. Members can access these solutions directly, or through Weight Watchers for Business’ full-spectrum platform for employers, health plans, and payers. In a landscape crowded with contradictory advice, isolating apps, and one-size-fits-all solutions, Weight Watchers offers a proven path forward that is rooted in research, grounded in empathy and designed to help every member feel better in their body and live a longer, healthier life. For more information, visit weightwatchers.com.

For investor inquiries, please contact:

Anna Kate Heller

WeightWatchers@icrinc.com

For media inquiries, please contact:

Melissa Garbayo

melissa.garbayo@ww.com